CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



          We consent to the reference to our firm under the captions "Financial Highlights" within the Prospectus and "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report on AllianceBernstein Fixed-Income Shares, Inc. (comprising the Government STIF Portfolio) dated June 16, 2008, which is incorporated by reference in this Post Effective Amendment No. 29 to the Registration Statement (Form N-1A Nos. 033-34001 and 811-6068) of AllianceBernstein Fixed-Income Shares, Inc. (Government STIF Portfolio).





                                                   ERNST & YOUNG LLP



New York, New York
August 26, 2008